Exhibit 10.21

October 6, 2011

J. Scott Garland

413 Manzanita Avenue

Corte Madera, CA 94925

Dear Scott:

We are proud to invite you to join our team.

Our offer of employment is to join Exelixis, Inc. Your title will be that of Executive Vice President and Chief Commercial Officer reporting to Michael Morrissey, President and Chief Executive Officer. Other terms of employment include:

Compensation: Your base salary will be thirteen thousand eight hundred forty six dollars and sixteen cents ($13,846.16) per pay period. We are on a bi-weekly pay schedule. This equates to a base compensation of three hundred sixty thousand dollars and sixteen cents ($360,000.16) on an annual basis. This is an exempt position. You will receive a sign-on bonus of fifty thousand dollars ($50,000.00), minus all applicable taxes, payable on the first pay date after hire. Should you elect to voluntarily terminate employment with the Company within twelve (12) months of your hire date the sign-on bonus will be entirely re-paid by you to the Company on your last date of employment.

Equity: As an inducement that we understand is material to your entering into employment with Exelixis, you will be eligible to receive a stock option to purchase two hundred thousand (200,000) shares of Exelixis common stock pursuant to our 2011 Equity Incentive Plan. The standard vesting schedule for our stock options is  1/4 following the one year anniversary of your hire date and 1/48th of the original number of shares subject to the stock option every month thereafter over a total of four years, provided that vesting ceases upon termination of employment.

Benefits: All full-time employees of Exelixis, Inc. enjoy a generous benefits package, which is outlined on the attached Summary of Benefits.

Performance Review: Focal reviews typically take place annually in Q1 for the prior year’s performance.

Bonus Target: You will be eligible for a bonus target of 45%.

Start Date: To be agreed upon between yourself and your manager.

Confidentiality and Company Policies: As you are aware, it is very important for us to protect our confidential information and proprietary material. Therefore, as a condition of employment, you will need to sign the attached Confidential Disclosure Agreement. You will also be required to abide by the Company’s policies and procedures, including the Code of Business Conduct and Ethics

J. Scott Garland

October 6, 2011

Page Two

Reference Verification: This offer is contingent upon verification of your references.

Background Check: This offer is contingent upon successfully passing your background check.

Other: This offer expires on October 13, 2011 unless accepted by you prior to this date. In addition to performing the duties and responsibilities of your position, you will be expected to perform other duties and responsibilities that may be assigned to you from time to time. No provision of this letter shall be construed to create or express an implied employment contract for a specific period of time. Either you or the Company may terminate this employment relationship at any time, with or without cause. This letter shall be governed by the laws of the State of California. Also, by signing this letter, you are indicating that you are legally authorized to work in the U.S.

Employment Authorization: Our offer of employment is at will and contingent upon your ability to document your employment authorization in the United States. If you are unable to document your right to work within the United States within three days of your date of hire, your employment will be terminated.

You may accept this offer of employment by signing both copies of this letter and Proprietary Information and Invention Agreement and returning one of each in the envelope provided to Laura Dillard, Human Resources Department, 210 East Grand Avenue, South San Francisco, CA 94083.

Scott, we look forward to your joining the company.

Sincerely,

/s/ Laura Dillard

Laura Dillard

Vice President, Human Resources

ACCEPTED BY:

/s/ J. Scott Garland	10/6/11
J. Scott Garland	Date

J. Scott Garland

October 6, 2011

Page Three

Enclosures:

Benefit Summary

Confidentiality Agreement

DE-4 (optional)

Direct Deposit Form (optional)

Employee Information Form

I-9

Insider Trading Policy

W-4

Holiday Schedule

Payroll Schedule

Sign-on Promissory Note